EXHIBIT 16

December 20, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read the first through fourth paragraphs of Item 4 included in the Form 8-K dated December 20, 2002, of Image Systems Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein regarding our firm.   We have no basis to agree or disagree with other statements made within Item 4.

Very truly yours,

/S/ Larson, Allen, Weishair & Co., LLP

LARSON, ALLEN, WEISHAIR & CO., LLP